The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement	SUBJECT TO COMPLETION	January 13, 2010

Pricing Supplement dated January [ ], 2010,
to the Product Prospectus Supplement dated January 11, 2010, the Prospectus dated January 11, 2010 and
the Prospectus Supplement dated January 11, 2010

$ Royal Bank of Canada Bearish Enhanced Return Notes Linked to a Basket of Retail Stocks, due January 31, 2012

Royal Bank of Canada is offering bearish enhanced return notes (the “Notes”) linked to the performance of the Reference Assets named below.  The prospectus dated January 11, 2010, the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 11, 2010, describe terms that will apply generally to the Notes, including any Notes you purchase.  Capitalized terms used but not defined in this pricing supplement shall have the meanings given to them in the product prospectus supplement.  In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully. In particular, you should understand that your return on the Notes will not exceed 35% of their Principal Amount.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Issue:	Senior Global Medium-Term Notes, Series C

Underwriter:	RBC Capital Markets Corporation.

Reference Asset (the “Basket”):
The Payment at Maturity on the Notes is linked to the value of a weighted basket of the common stocks of eight companies in the retail sector (each a “Basket Component” and together they may be referred to as the “Basket Stocks” or the “Basket’’). The eight stocks, their respective Component Weights and their Initial Prices are indicated in the following table.

Initial Stock Prices:	Stock	Component Weight	Initial Price

	Abercrombie & Fitch Co. (ANF)	12.50%

	Ann Taylor Stores Corporation. (ANN)	12.50%

	Deckers Outdoor Corporation (DECK)	12.50%

	Dillards (DDS)	12.50%

	Chico’s FAS, Inc. (CHS)	12.50%

	Jones Apparel Group, Inc. (JNY)	12.50%

	J.C. Penney Company, Inc. (JCP)	12.50%

	Macy’s Inc. (M)	12.50%

Currency:	U.S. Dollars.

Minimum Investment:	$1,000, and $1,000 increments in excess thereof (the “Principal Amount”)

Term:	The term on your note is approximately twenty-four (24) months.

Pricing Date:	January 26, 2010

Issue Date:	January 29, 2010

CUSIP:	78008HTH3

Payment at Maturity (if held to maturity):	If the Percentage Change is zero or positive, then, at maturity, you will receive an amount equal to the lesser of:
	1)	Principal Amount + [Principal Amount x Percentage Change x Leverage Factor]; and
	2)	Maximum Redemption Amount

If the Percentage Change is negative, then at maturity, the investor will receive less than the Principal Amount. In such a case, the Payment at Maturity will equal:

Principal Amount + [Principal Amount x Percentage Change]

See “Principal at Risk” below.

Percentage Change:
The Percentage Change (expressed as a percentage and rounded to two decimal places), will be equal to the sum of the Weighted Component Changes for the Basket Stocks. The Weighted Component Change for each Basket Stock is equal to:

Where, for each Basket Stock within the Basket, the Initial Price is the closing price of that stock on the Pricing Date and the Final Price is the closing price of that stock on the Valuation Date. The Percentage Change will be positive if the Basket performance is negative.

Valuation Date:	January 26, 2012, subject to extension for market and other disruptions.

Maturity Date:	January 31, 2012, subject to extension for market and other disruptions.

Maximum Redemption Amount:	135% multiplied by the Principal Amount

Leverage Factor:	200% (subject to Maximum Redemption Amount)

Principal at Risk:	The Notes are NOT principal protected. You may lose up to your entire Principal Amount at maturity if there is an increase in the level of the Basket from the Pricing Date to the Valuation Date.

U.S. Tax Treatment:
By purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.

For further discussion of the U.S. federal tax consequences applicable to the Notes, please see the discussion in the prospectus, the prospectus supplement and the product prospectus supplement which applies to your investment in the Notes.

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Secondary Market:
RBC Capital Markets Corporation (or one of its affiliates), though not obligated to do so, plans to maintain a Secondary Market in the Notes after the Issue Date.  The amount that investors may receive upon sale of their Notes prior to maturity may be less than the Principal Amount of their Notes.

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 11, 2010).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on page p-2 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 11, 2010, as modified by this pricing supplement.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 11, 2010 and “Additional Risk Factors Specific to Your Notes” beginning on page PS-4 of the product prospectus supplement dated January 11, 2010.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.  The Notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not offered or sold and will not be offered or sold in Hong Kong, other than (i) to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted top do so under the securities  laws of Hong Kong) will be issued other than with respect to Notes which are  or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

	Per note	Total
Price to public	100%	$
Underwriting discounts and commission	%	$
Proceeds to Royal Bank	%	$

The price to purchasers who maintain accounts with participating dealers in which only asset-based fees are charged is __% and the concession paid to such dealers is __%. The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the Secondary Market price, if any Secondary Market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the value of your Notes on the Issue Date.

p-3

If the Notes priced today, RBC Capital Markets Corporation, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $25.00 per $1,000 Principal Amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of approximately $25.00 per $1,000 Principal Amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. If the Notes priced today, the price of the Notes would also include a profit of $17.50 per $1,000 Principal Amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank Canada, exceed $52.50 per $1,000 Principal Amount of the Notes.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 11, 2010, as supplemented by the prospectus supplement dated January 11, 2010 and the product prospectus supplement dated January 11, 2010, relating to our Senior Global Medium-Term Notes, Series D, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 11, 2010 and “Additional Risk Factors Specific to Your Notes” in the product prospectus supplement dated January 11, 2010, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.  You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

Prospectus Supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm

Product Prospectus Supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000116/f112104424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

p-4

Historical Performance of the Basket

The performance of the Basket, which includes the price return over a twelve (12) month period commencing on January 12, 2009 and ending on January 12, 2010 is shown below.  During this period, the Basket realized a return of 71.73%.  Assuming that the value of the Basket for the period beginning on January 12, 2009 was 100, the value of the Basket on January 12, 2010 would have been 171.73.  By comparison, during the same period, the S&P 500 Index realized a return of approximately 30.56%.  The following graphs present the performance of the Basket as well as the S&P 500 during this period.

p-5

p-6

Hypothetical Returns

The examples set out below are included for illustration purposes only.  The hypothetical levels of the Basket Stocks used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date.  All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $1,000, a Leverage Factor of 200% (subject to the Maximum Redemption Amount), a Maximum Redemption Amount of 135% multiplied by the Principal Amount and that no extraordinary event has occurred.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive. (In the case of bearish notes, the Final Level is less than the Initial Level.)
	Percentage Change	10%
	Payment at Maturity	$1,000 + [$1,000 x 10% x 200%] = $1,000 + $200 = $1,200
	On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,200, a 20% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and subject to the Maximum Redemption Amount).
	Percentage Change:	44%
	Payment at Maturity
$1,000 + [$1,000 x 44% x 200%] = $1,000 + $880 = $1,880; however, the Maximum Redemption Amount is 135% multiplied by the Principal Amount. Therefore, the Payment at Maturity will be limited to $1,350.

	On a $1,000 investment, a 44% Percentage Change results in a Payment at Maturity of $1,350, a 35% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative. (In the case of bearish notes, the Final Level is greater than the Initial level.)
	Percentage Change:	-25%
	Payment at Maturity	$1,000 + [$1,000 x -25%] = $1,000 - $250 = $750
	On a $1,000 investment, a -25% Percentage Change results in a Payment at Maturity of $750, a -25% return on the Notes.

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Information Regarding the Issuers of the Common Stocks Comprising the Basket

Each of the common stocks comprising the Basket is registered under the Securities Exchange Act of 1934 (the “Exchange Act”).  Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission.  Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov.  In addition, information regarding each of the common stocks comprising the Basket may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding each of the issuers of the common stocks comprising the Basket is derived from reports filed by these issuers with the SEC and other publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuers with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.

•
   Abercrombie & Fitch Co., through its subsidiaries, operates as a specialty retailer of casual sportswear apparel for men, women, and kids. The company's stores offer knit and woven shirts, graphic t-shirts, fleece, jeans and woven pants, shorts, sweaters, and outerwear, as well as personal care products and accessories under the Abercrombie & Fitch, abercrombie, Hollister, and RUEHL brands. It also offers bras, underwear, personal care products, sleepwear, and at-home products for women under the Gilly Hicks brand. As of January 31, 2009, Abercrombie & Fitch Co. operated 1,125 stores in the United States, Canada, and the United Kingdom. It also sells its products through. Web-based stores, as well as through a catalogue. The company wasfounded in 1892 and is headquartered in New Albany, Ohio.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-12107.

•
   AnnTaylor Stores Corporation, through its subsidiaries, operates as  a specialty retailer of women's apparel, shoes, and accessories under the Ann Taylor, LOFT, Ann Taylor Factory, and LOFT Outlet brands in the United States. Its stores offer a range of career and casual separates, dresses, tops, weekend wear, shoes, and accessories. The company serves customers through its traditional retail stores and on the Internet at anntaylor.com and anntaylorLOFT.com, as well as by phone. As of January 31, 2009, it operated 935 retail stores, including 320 Ann Taylor stores, 510 LOFT stores, 91 Ann Taylor Factory stores, and 14 LOFT Outlet stores in 46 states, the District of Columbia, and Puerto Rico. The company was founded in 1986 and is headquartered in New York, New York.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-10738.

•
   Chico's FAS, Inc., together with its subsidiaries, operates as a specialty retailer of casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The company offers its products under Chico's, White House Black Market (WH BM), and Soma Intimates brand names. The Chico's brand includes clothing focused on women, who are 35 years old and over. Its products include accessories, such as handbags, belts, scarves, and jewelry, including earrings, watches, necklaces, and bracelets. The WH BM brand focuses on women, who are 25 years old and over. It offers accessories, such as handbags, shoes, belts, and jewelry, including earrings, necklaces, and bracelets. The Soma Intimates brand offers private branded intimate apparel, including bras, panties, and shape wear; active wear; sleepwear; robes; and loungewear. As of January 31, 2009, the company operated 1,076 retail stores in 49 states, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico. It also had 41 Chico's outlet locations, 17 WH BM outlet locations, and 1 Soma outlet location that provide clearance activities for each of the brands. In addition, the company sells its products thrugh catalog, and via the Internet at chicos.com, whitehouseblackmarket.com, and soma.com. Chico’s FAS, Inc. was founded in 1983 and is headquartered in Fort Myers, Florida.

p-8

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-16435.

•
   Deckers Outdoor Corporation engages in the design, production, and brand management of footwear for outdoor activities and casual lifestyle use. It offers casual open-toe and closed-toe footwear, including adventure travel shoes, outdoor multi-sport shoes, trail running shoes, amphibious footwear, light hiking shoes and boots, sheepskin boots and slippers, rugged closed-toe footwear, sneakers, sustainable footwear, and sandals under various styles for men, women, and kids. The company also offers various accessories, including handbags, headwear, packs, and outerwear. It markets its products under the Teva, UGG, Simple, and TSUBO proprietary brand names. The company sells its products primarily to specialty retailers, department stores, outdoor retailers, sporting goods retailers, shoe stores, and online retailers. Deckers Outdoor Corporation sells its products directly to end-user consumers through its Web sites, catalogs, and retail outlet stores, as well as through retailers in the United States, and distributors in the Europe, Canada, Australia, the Asia Pacific, and Latin America. It has a joint venture with Stella International Holdings Limited for the opening of retail stores and wholesale distribution for the UGG brand in China. The company was founded in 1973 and is headquartered in Goleta, California.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 000-22446.

•
   Dillard's, Inc. operates as an apparel and home furnishing retailer in the United States. The company's retail department stores offer a selection of merchandise, including apparel for men, women, and children, as well as accessories, cosmetics, shoes, and home furnishing and other consumer goods. Its merchandise selections include lines of brand merchandise, such as Antonio Melani, Gianni Bini, Roundtree & Yorke and Daniel Cremieux. As of January 31, 2009, Dillard's, Inc. operated 315 retail department stores in 29 states. The company also sells its merchandise online through its Website, www.dillards.com. It also operates as a general contracting construction company. The company was founded in 1938 and is based in Little Rock, Arkansas.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-06140.

•
   J. C. Penney Company, Inc., through its subsidiary, J. C. Penney Corporation, Inc., operates a network of department stores in the United States, Alaska, and Puerto Rico. It primarily offers family apparel and footwear, accessories, fine and fashion jewelry, beauty products, and home furnishings. The company's department stores also provide styling salon, optical, portrait photography, and custom decorating services. The company sells merchandise and services to consumers through its department stores and Internet/catalog channels. As of January 31, 2009, J. C. Penney Company operated 1,093 JCPenney department stores. It also owns and operates four Internet/catalog fulfillment centers and five regional warehouses. The company was founded in 1902 and is based in Plano, Texas.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-15274.

•
   Jones Apparel Group, Inc. engages in the design, marketing, and wholesale of apparel, footwear, and accessories primarily in the United States and Canada. Its products include skirts, blouses, pants, jackets, sweaters, jeanswear, suits, dresses, casual tops, outerwear, shorts, and vests for women's, juniors, and girls market. The company offers its products under various categories, including career and casual sportswear, lifestyle, dresses, suits, and a combination of various components. It also sells footwear, handbags, and small leather goods, as well as costume, semiprecious, sterling silver, and marcasite jewelry. The company markets its products under various brands, including Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon, and Le Suit. It also markets costume jewelry under the `Givenchy' brand licensed from Givenchy Corporation, and footwear under the `Dockers Women' brand licensed from Levi Strauss & Co. In addition, the company licenses its brand names to manufacturers and distributors of women’s and men’s apparel and accessories products. Jones Apparel Group sells its products through specialty and department stores, and mass merchandisers, as well as through company-owned network of retail and factory outlet stores, and e-commerce Websites. As of December 31, 2008, it operated 373 specialty retail stores, and 644 outlet stores. Jones Apparel Group has a joint venture with Royale Etenia LLC to develop, market, and license the New York-based fashion brand, Rachel Roy. The company was founded in 1975 and is based in New York, New York.

p-9

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-10746.

•
   Macy's, Inc., through its subsidiaries, operates department stores in the United States. Its retail stores and Internet Web sites sells a range of merchandise, including men's, women's, and children's apparel and accessories; cosmetics; home furnishings; and other consumer goods. The company maintains Web sites, such as macys.com and bloomingdales.com. As of January 31, 2009, it operated approximately 840 retail stores in 45 states, the District of Columbia, Guam, and Puerto Rico under the names `Macy's' and `Bloomingdale's'. The company was formerly known as Federated Department Stores, Inc. and changed its name to Macy's, Inc. in June 2007. Macy's, Inc. was founded in 1820 and is based in Cincinnati, Ohio with an additional office in New York, New York.

o	Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-13536.

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Historical Information

The graphs below sets forth the historical performance of the Reference Assets.  In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of each Basket Component. The information provided in each table is for the four calendar quarters of 2006, 2007, 2008, and 2009, as well as for the period from January 1, 2010 through January 12, 2010.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Asset on the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

p-11

Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2006	3/31/2006	70.94	54.5	58.3
4/1/2006	6/30/2006	65.19	53.65	55.43
7/1/2006	9/29/2006	72.27	49.98	69.48
9/30/2006	12/29/2006	79.42	65.75	69.63

1/1/2007	3/30/2007	83.82	69.72	75.68
3/31/2007	6/29/2007	84.92	71.22	72.98
6/30/2007	9/28/2007	84.24	67.72	80.7
9/29/2007	12/31/2007	85.77	70.64	79.97

1/1/2008	3/31/2008	82.06	66.05	73.14
4/1/2008	6/30/2008	78.35	62.57	62.68
7/1/2008	9/30/2008	65	35.14	39.45
10/1/2008	12/31/2008	39.33	13.66	23.07

1/1/2009	3/31/2009	25.965	16.95	23.8
4/1/2009	6/30/2009	32.83	22.2	25.39
7/1/2009	9/30/2009	34.95	22.7	32.88
10/1/2009	12/31/2009	42.31	30.01	34.85

1/1/2010	1/12/2010	36.24	31.53	32.41

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2006	3/31/2006	38.3	32	36.79
4/1/2006	6/30/2006	43.38	34.5	43.38
7/1/2006	9/29/2006	44.33	36.8	41.86
9/30/2006	12/29/2006	45.15	32.36	32.84

1/1/2007	3/30/2007	39.92	32.25	38.78
3/31/2007	6/29/2007	39.72	35.28	35.42
6/30/2007	9/28/2007	36.88	27.05	31.67
9/29/2007	12/31/2007	36.81	25.1	25.56

1/1/2008	3/31/2008	26.56	18.7	24.18
4/1/2008	6/30/2008	29.23	22.58	23.96
7/1/2008	9/30/2008	27.55	19.59	20.64
10/1/2008	12/31/2008	20.46	3.74	5.77

1/1/2009	3/31/2009	6.81	2.41	5.2
4/1/2009	6/30/2009	9.2	4.72	7.98
7/1/2009	9/30/2009	17.5	6.87	15.89
10/1/2009	12/31/2009	16.48	12.61	13.64

1/1/2010	1/12/2010	14.13	12.53	13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2006	3/31/2006	49.4	37.06	40.64
4/1/2006	6/30/2006	41.29	26.35	26.98
7/1/2006	9/29/2006	27.2	17.26	21.53
9/30/2006	12/29/2006	24.98	20.55	20.69

1/1/2007	3/30/2007	25.17	19.9	24.43
3/31/2007	6/29/2007	27.94	23.82	24.34
6/30/2007	9/28/2007	25.1	13.95	14.05
9/29/2007	12/31/2007	15.84	9	9.03

1/1/2008	3/31/2008	10.92	6.7	7.11
4/1/2008	6/30/2008	8.18	5.34	5.37
7/1/2008	9/30/2008	7.99	4.26	5.47
10/1/2008	12/31/2008	5.51	1.72	4.18

1/1/2009	3/31/2009	5.52	3.37	5.37
4/1/2009	6/30/2009	10.71	5.15	9.73
7/1/2009	9/30/2009	13.805	8.29	13
10/1/2009	12/31/2009	15.43	11.77	14.05

1/1/2010	1/12/2010	14.7	13.34	13.94

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2006	3/31/2006	41.1	27.97	40.54
4/1/2006	6/30/2006	44.75	33.74	38.56
7/1/2006	9/29/2006	48.39	33.36	47.32
9/30/2006	12/29/2006	60.56	45.98	59.95

1/1/2007	3/30/2007	73.65	55.98	71.02
3/31/2007	6/29/2007	102.37	68.26	100.9
6/30/2007	9/28/2007	113.5	83.51	109.8
9/29/2007	12/31/2007	166.5	105.752	155.06

1/1/2008	3/31/2008	157.03	89.88	107.82
4/1/2008	6/30/2008	146.6	105.13	139.2
7/1/2008	9/30/2008	139.83	96.5	104.08
10/1/2008	12/31/2008	103.98	46.27	79.87

1/1/2009	3/31/2009	85.9	37.24	53.04
4/1/2009	6/30/2009	74.33	48.7	70.27
7/1/2009	9/30/2009	85.9	62.85	84.85
10/1/2009	12/31/2009	104.53	75.56	101.72

1/1/2010	1/12/2010	113.1	102.25	108.15

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2006	3/31/2006	27.13	23.94	26.04
4/1/2006	6/30/2006	32.2	24.77	31.85
7/1/2006	9/29/2006	33.87	28.349	32.73
9/30/2006	12/29/2006	36.47	28.4	34.97

1/1/2007	3/30/2007	36.1	30.7	32.73
3/31/2007	6/29/2007	40.56	32.53	35.93
6/30/2007	9/28/2007	38.62	19.5	21.83
9/29/2007	12/31/2007	24.86	15.52	18.78

1/1/2008	3/31/2008	20.66	14.19	17.21
4/1/2008	6/30/2008	23.11	11.28	11.57
7/1/2008	9/30/2008	15.37	7.61	11.8
10/1/2008	12/31/2008	13.2	2.5	3.97

1/1/2009	3/31/2009	6.75	2.96	5.7
4/1/2009	6/30/2009	11.5	5.39	9.2
7/1/2009	9/30/2009	15.08	7.85	14.1
10/1/2009	12/31/2009	20.17	12.57	18.45

1/1/2010	1/12/2010	19.19	17.12	17.47

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2006	3/31/2006	63.14	54.18	60.41
4/1/2006	6/30/2006	68.8	57.43	67.51
7/1/2006	9/29/2006	69.49	61.2	68.39
9/30/2006	12/29/2006	82.49	67.6	77.36

1/1/2007	3/30/2007	87.18	75.23	82.16
3/31/2007	6/29/2007	84.7	69.1	72.38
6/30/2007	9/28/2007	76.99	61.54	63.37
9/29/2007	12/31/2007	69.25	39.98	43.99

1/1/2008	3/31/2008	51.42	33.27	37.71
4/1/2008	6/30/2008	46.56	35.66	36.29
7/1/2008	9/30/2008	44.2	27.65	33.34
10/1/2008	12/31/2008	33.73	13.95	19.7

1/1/2009	3/31/2009	22.9	13.71	20.07
4/1/2009	6/30/2009	32.89	19.48	28.71
7/1/2009	9/30/2009	34.54	25.67	33.75
10/1/2009	12/31/2009	37.21	26.47	26.61

1/1/2010	1/12/2010	27.81	25.15	25.37

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2006	3/31/2006	36.1	28.58	35.37
4/1/2006	6/30/2006	35.98	30.59	31.79
7/1/2006	9/29/2006	33.07	27.3	32.44
9/30/2006	12/29/2006	34.51	31.72	33.43

1/1/2007	3/30/2007	35.54	30.22	30.73
3/31/2007	6/29/2007	34.73	27.5	28.25
6/30/2007	9/28/2007	29.5662	16.73	21.13
9/29/2007	12/31/2007	23.08	15.98	15.99

1/1/2008	3/31/2008	18.06	12.1	13.42
4/1/2008	6/30/2008	17.86	12.91	13.75
7/1/2008	9/30/2008	22.12	12.25	18.51
10/1/2008	12/31/2008	18.62	2.34	5.86

1/1/2009	3/31/2009	6.4	2.39	4.22
4/1/2009	6/30/2009	11.69	4.07	10.73
7/1/2009	9/30/2009	19.0901	9.17	17.93
10/1/2009	12/31/2009	19.74	15.9	16.06

1/1/2010	1/12/2010	17.61	16	16.3

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Period- Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)

1/1/2006	3/31/2006	37.48	32.376	36.5
4/1/2006	6/30/2006	39.695	33.46	36.6
7/1/2006	9/29/2006	44.139	32.57	43.21
9/30/2006	12/29/2006	45.01	37.39	38.13

1/1/2007	3/30/2007	46.7	36.12	45.05
3/31/2007	6/29/2007	46.52	38.07	39.78
6/30/2007	9/28/2007	45.5	28.51	32.32
9/29/2007	12/31/2007	35.76	24.7	25.87

1/1/2008	3/31/2008	28.47	20.94	23.06
4/1/2008	6/30/2008	27.08	18.94	19.42
7/1/2008	9/30/2008	22.96	14.33	17.98
10/1/2008	12/31/2008	17.82	5.07	10.35

1/1/2009	3/31/2009	11.93	6.27	8.9
4/1/2009	6/30/2009	15.29	8.35	11.76
7/1/2009	9/30/2009	19.16	10.27	18.29
10/1/2009	12/31/2009	20.84	15.48	16.76

1/1/2010	1/12/2010	17.66	16.2	16.37

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Supplemental Plan of Distribution

We expect that delivery of the Notes will be made against payment for the Notes on or about January 29, 2010, which is the third business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus supplement dated January 11, 2010.

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No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

$

Royal Bank of Canada

Bearish Enhanced Return Notes Linked to a Basket of Stocks, due January 31, 2012

January [ ], 2010